Exhibit 5.4

[Letterhead of Butler Snow LLP]

March 18, 2016

The Chemours Company

1007 Market Street

Wilmington, Delaware 19899

Re:	Registration Statement on Form S-4 filed by The Chemours Company

Ladies and Gentlemen:

This Opinion is issued in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by The Chemours Company (the “Company”) and First Chemical Corporation, a Mississippi corporation (“First Chemical Corporation”); First Chemical Holdings, LLC, a Mississippi limited liability company (“First Chemical Holdings”); ChemFirst Inc., a Mississippi corporation (“ChemFirst” and, together with First Chemical Corporation and First Chemical Holdings, the “Opinion Parties”), and the other guarantors named therein (together with the Opinion Parties, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The Registration Statement relates to the registration under the Act of the Company’s $1,350,000,000 aggregate principal amount of 6.625% Senior Notes due 2023, $750,000,000 aggregate principal amount of 7.000% Senior Notes due 2025 and €360,000,000 aggregate principal amount of 6.125% Senior Notes due 2023 (collectively, the “Exchange Notes”). The Exchange Notes will be fully and unconditionally guaranteed, jointly and severally by the Guarantors, including by guarantees from the Opinion Parties contained in the Indenture (as defined herein).

Each initially capitalized term used, but not otherwise defined, in this letter shall have the meaning ascribed to such term in the Purchase Agreement (as defined herein).

Our firm has acted as special counsel in the State of Mississippi (the “State”) for each of the Opinion Parties in connection with the finance transaction (the “Transaction”) consummated pursuant to that certain Purchase Agreement dated May 5, 2015 (the “Purchase Agreement”) among the Company, the Guarantors, the Selling Noteholders, and the Purchasers and that is now described in the Registration Statement.

We call your attention to the fact that we do not currently represent, nor did we represent as of the Closing Date (as defined herein), any of the Opinion Parties on a regular basis and that we have represented the Opinion Parties only in a limited capacity in connection with certain specific matters as to which we were consulted by the Opinion Parties relating to the Transaction and the Registration Statement and we have not been engaged for any other purposes, and there may exist matters of a legal nature which could have a bearing on the Transaction and the Registration Statement with respect to which we have not been consulted.

In connection with this opinion, we have reviewed the following documents (items 1 through 6, inclusive, below are collectively referred to herein as the “Transaction Documents”; items 7(a) through 7(f), inclusive, below are collectively referred to herein as the “Organizational Documents”):

The Chemours Company

March 18, 2016

1.            An executed copy of the Purchase Agreement;

2.            An executed copy of the Registration Rights Agreement dated as of the May 12, 2015 (the “Closing Date”), among the Company, the Guarantors, and the Purchasers;

3.            An executed copy of the Indenture dated as of the Closing Date among the Company, the Guarantors, U.S. Bank National Association, Elavon Financial Services Limited, UK Branch, and Elavon Financial Services Limited;

4.            An executed copy of the First Supplemental Indenture dated as of the Closing Date among the Company, the Guarantors, and U.S. Bank National Association;

5.            An executed copy of the Second Supplemental Indenture dated as of the Closing Date among the Company, the Guarantors, and U.S. Bank National Association;

6.            An executed copy of the Third Supplemental Indenture dated as of the Closing Date among the Company, the Guarantors, U.S. Bank National Association, Elavon Financial Services Limited, UK Branch, and Elavon Financial Services Limited;

7.            Separate Omnibus Certificates dated as of the Closing Date and as of the date hereof, respectively, each executed by the secretary or assistant secretary, as applicable, of each Opinion Party and certain other entities named therein of behalf of each Opinion Party and such other entities, and each certifying the following:

(a)	Certificate of Incorporation of First Chemical Corporation as in effect as of the date of such certificate;

(b)	Certificate of Formation of First Chemical Holdings as in effect as of the date of such certificate;

(c)	Articles of Incorporation of ChemFirst as in effect as of the date of such certificate;

(d)	Bylaws of First Chemical Corporation as in effect as of the date of such certificate;

(e)	Second Amended and Restated Limited Liability Company Operating Agreement of First Chemical Holdings as in effect as of the date of such certificate;

(f)	Bylaws of ChemFirst as in effect as of the date of such certificate;

(g)	Resolutions of the board of directors of First Chemical Corporation as in effect as of the date of such certificate;

(h)	Resolutions of the board of managers of First Chemical Holdings as in effect as of the date of such certificate;

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March 18, 2016

(i)	Resolutions of the board of directors of ChemFirst as in effect as of the date of such certificate; and

(j)	The incumbency and specimen signature of certain officers of each Opinion Party and such other entities named therein as of the date of such certificate;

8.            Separate Certificates of Good Standing each dated April 23, 2015 relating to First Chemical Corporation, First Chemical Holdings, and ChemFirst, respectively, issued by the Secretary of State of the State of Mississippi (the “ 2015 Certificates of Good Standing”); and

9.            Separate Certificates of Good Standing dated March 2, 2016, March 10, 2016, and March 10, 2016 relating to First Chemical Corporation, First Chemical Holdings, and ChemFirst, respectively, issued by the Secretary of State of the State of Mississippi (the “Current Certificates of Good Standing”).

We have also examined such certificates of public officials and of corporate officers and limited liability company representatives of the Opinion Parties, as applicable, and other documents and records and such questions of law as we have deemed necessary as a basis for the opinions set forth below. In making such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to various facts material to the opinions set forth herein, we have relied upon the representations made in the Transaction Documents and upon such certificates of public officials and of corporate officers and limited liability company representatives of the Opinion Parties, as applicable, which facts we have not independently verified.

For purposes of this opinion, we have assumed that:

1.            There are no written or oral terms and conditions agreed to by, or course of conduct or dealings between any of the parties to the Transaction Documents that amend, delete, supplement, alter or otherwise vary the express terms of any of the Transaction Documents; and

2.            The Transaction Documents, as executed and delivered, conform in all material respects to the drafts delivered to us prior to the Closing Date, with all blank spaces appropriately completed and all appropriate exhibits attached.

The opinions set forth herein are limited to the law of the State, and we express no opinion herein as to the law of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that:

1.            As of the Closing Date and as of the date hereof, each of First Chemical Corporation and ChemFirst was and is a corporation validly existing and in good standing under the laws of the State, and First Chemical Holdings was and is a limited liability company validly existing and in good standing under the laws of the State. Our opinions in this Section 1 as to the valid existence and good standing of the Opinion Parties are based solely upon our examination

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March 18, 2016

of the 2015 Certificates of Good Standing and the Current Certificates of Good Standing, as applicable, and are limited to the meaning ascribed to such certificates by the Secretary of State of the State of Mississippi.

2.            As of the Closing Date, each Opinion Party had the corporate or limited liability company, as applicable, power and authority to execute and to deliver the Transaction Documents and to perform its obligations thereunder. As of the date hereof, each Opinion Party has the corporate or limited liability company, as applicable, power and authority to perform its obligations under Transaction Documents.

3.            As of the Closing Date, the execution, delivery, and performance of the Transaction Documents was duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of each Opinion Party. The Transaction Documents were duly executed and delivered on behalf of each Opinion Party. As of the date hereof, the performance under the Transaction Documents remains duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of each Opinion Party.

4.            As of the Closing Date, the execution and delivery of the Transaction Documents by each Opinion Party and the performance by such Opinion Party of its respective obligations thereunder did not (a) conflict with the Organizational Documents of such Opinion Party or (b) violate, in any material respect, any statute, law or governmental rule or regulation that, to our knowledge, was applicable to such Opinion Party at that time. As of the date hereof, the performance by each Opinion Party of its respective obligations under the Transaction Documents does not (a) conflict with the Organizational Documents of such Opinion Party or (b) violate, in any material respect, any statute, law or governmental rule or regulation that, to our knowledge, is applicable to such Opinion Party.

5.            As of the Closing Date, no approval, authorization, permit or license from, or filing or registration with, any governmental commission, board or agency was required in connection with the execution and delivery by each Opinion Party of the Transaction Documents or the performance by such Opinion Party of its obligations thereunder, other than the filings, authorizations, consents and approvals as were specifically contemplated by the Transaction Documents. As of the date hereof, no approval, authorization, permit or license from, or filing or registration with, any governmental commission, board or agency is required in connection with the performance by each Opinion Party of its respective obligations under the Transaction Documents, other than the filings, authorizations, consents and approvals as were specifically contemplated by the Transaction Documents.

6.            We express no opinion as to the internal laws of the State of New York or the enforceability thereunder of the Transaction Documents. While the matter is not free from doubt, in our reasoned opinion, a State or federal court in the State applying State choice of law rules should give effect to the choice of law provisions of the Transaction Documents except (i) where such court determines that the State of New York does not have sufficient contact to the parties to the Transaction Documents or the transactions contemplated by the Transaction Documents, (ii) the result obtained from the application of the law of the State of New York

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March 18, 2016

would be contrary to the public policy or prejudicial to the interests of the State, (iii) State law will govern any conveyance or lease of real property in the State, and (iv) State law will control with respect to issues of perfection, the effect of perfection or non-perfection and priority of a security interest in collateral to the extent provided in Miss. Code §§ 75-9-301 – 75-9-306.

The opinions set forth above are subject to the following qualifications and limitations:

1.            The Mississippi Supreme Court has not addressed the issue of enforceability of a contractual choice of law provision. Our opinions expressed in Opinion Paragraph 6 above are reasoned opinions, and, in giving those opinions, we rely upon the decision of the U.S. Court of Appeals for the Fifth Circuit in FMC Finance Corp. v. Murphee, 632 F.2d 413 (5th Cir. 1980) (applying Erie analysis to conclude that State law recognizes that parties may legitimately control the choice of substantive law in a contract as long as the state law selected bears a rational relation to the transaction).

2.            We express no opinion regarding the application or compliance with taxation, banking, anti-trust, securities or “blue sky” laws or any rules or regulations relating to such laws.

This opinion letter is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. In every instance in this opinion where we have relied on a document prepared, conclusion drawn, or certification made, by another person or entity, we have made no investigation of that other person or entity for purposes of corroborating the accuracy of any information or representations provided to us by that other person or entity; however, we have no knowledge of any facts which would lead us to believe such matters to be untrue or inaccurate.

Wherever we indicate that our opinion is to the best of our knowledge or is based on our knowledge, our opinion is based solely on (i) the current actual knowledge of the attorneys currently with the firm who have represented the Opinion Parties in connection with the transactions contemplated by the Transaction Documents, and (ii) the representations and warranties of the Opinion Parties contained in the Transaction Documents, which have not been independently investigated or verified by us.

This opinion letter is made as of the date hereof, however opinions rendered herein as of the Closing Date are limited to the facts and circumstances as they existed on such date. We undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, including, without limitation, any changes in State law.

We consent to Morrison & Foerster LLP’s reliance on this opinion letter in rendering a separate opinion letter in connection with the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

The Chemours Company

March 18, 2016

Very truly yours,

/s/ Butler Snow LLP

Butler Snow LLP